Exhibit 4.3

                               PORTA SYSTEMS CORP.

                            Employee Stock Bonus Plan

      The purpose of the Employee Stock Bonus Plan (the "Plan") of Porta Systems Corp., a Delaware corporation (the "Corporation"), is to provide a method for the Corporation to recognize contributions to the Corporation's business by its employees through the grant of shares of the Corporation's common stock, par value $.01 per share ("Common Stock"). A maximum of one hundred thousand (100,000) shares of Common Stock are reserved for issuance pursuant to the Plan.

      Stock grants pursuant to the plan may be given by any officer of the Corporation holding a position of Senior Vice President or higher ("Senior Executive Officer") to employees who are neither officers nor directors of the Corporation. Such stock grants shall be given in the discretion of a Senior Executive Officer for such number of shares of Common Stock as he or she may deem appropriate. However, no stock grant pursuant to the Plan may exceed five hundred (500) shares and no employee may receive stock grants which, in the aggregate, exceed five hundred (500) shares. Withholding taxes on such grants will be made through payroll deductions from such employee's salary.

      No shares shall be granted under the Plan prior to the effectiveness of a registration statement on Form S-8 pursuant to the Securities Act of 1933, as amended.